NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

STAGE STORES, INC. ANNOUNCES DEPARTURE OF CHIEF EXECUTIVE OFFICER
       AND COMMITMENT TO INCREASE WORKING CAPITAL FACILITY

HOUSTON, TX, February 22, 2000 -- Stage Stores, Inc. (NYSE:SGE) today announced that Carl Tooker has left employment with the Company, effective immediately. Mr. Tooker was Chairman, Chief
Executive Officer and President of the Company.

With Mr. Tooker's departure, the Company's Board will oversee operations and coordinate the search for a new Chief Executive Officer. The Board has appointed Director John J. (Jack) Wiesner interim Chairman, Chief Executive Officer and President. Prior to becoming a Director of the Company, Mr. Wiesner served as Chairman of the Board of Directors and Chief Executive Officer of C.R. Anthony Company, a national apparel retailer that the Company acquired in 1997. The other members of the Board of Directors have agreed to assist Mr. Wiesner as necessary.

Stage  Stores  is actively conducting a search for  a  new  Chief
Executive Officer.

The Company stated that Mr. Tooker's departure was the result of an inquiry conducted by a special committee consisting of all of the non-management members of the Board of Directors, which reviewed transactions between the Company and Mr. Tooker. The effect of the transactions has been included in the Company's results for prior periods and are not material to the financial condition or operations of the Company; however, these transactions had not been properly reported to the Company's Board of Directors.

Stage Stores also announced that its subsidiary, Specialty Retailers, Inc., has obtained a commitment from members of its bank lending group for a new $35 million senior revolving credit facility. This facility will increase the current borrowing capacity of the Company to $235.0 million when combined with its existing $200 million revolving credit facilities. These facilities expire June 14, 2002. As previously announced by Stage Stores, its bank lending group amended certain financial covenants under the existing credit facilities through the fourth quarter of this year. The new $35.0 million facility will be secured by inventory of Specialty Retailers, Inc. and guaranteed by Stage Stores. Under the terms of the new credit facility, Stage Stores will issue warrants to the lenders to purchase 7.5% of the Company's outstanding common stock.


Upon assuming his new position, Mr. Wiesner stated, "This additional facility will enhance the ability of our Company to take the initiatives necessary to implement our business plans. We are confident that the increase in liquidity together with a swift and successful conclusion to our search for a new Chief Executive Officer will reposition Stage Stores to meet its future challenges."

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 648 stores in 33 states at the end of the fourth quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

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